Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

International Assets Holding Corporation:

We hereby consent to the incorporation by reference in:

•	the Registration Statements on Form S-3 (Nos. 333-117544, 333-137992, 333-144719 and 333-152461); and

•	the Registration Statements on Form S-8 (Nos. 333- 108332 and 333-142262);

of International Assets Holding Corporation of our report dated December 15, 2009 relating to the consolidated balance sheet of International Assets Holding Corporation and Subsidiaries as of September 30, 2009, and the related consolidated income statements, statements of stockholders’ equity and cash flow statements for each of the years in the two-year period ended September 30, 2009, which report appears in this Annual Report on Form 10-K.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey

December 15, 2010